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                   [LETTERHEAD OF BUILDING ONE APPEARS HERE]


         BUILDING ONE SERVICES ANNOUNCES RECAPITALIZATION PLAN



Washington, D.C. December 23, 1998 -- Building One Services Corporation (Nasdaq:
BOSS - news) today announced that it has entered into a definitive merger agreement with Boss Investment LLC, an affiliate of Apollo Management, L.P., pursuant to which a subsidiary of Boss Investment will merge with the Company. In the merger, approximately 34.5 million shares of Building One Services will be retired for $25.00 per share in cash.

In the transaction, it is anticipated that the Company's management team, including Jonathan J. Ledecky, the Compan 's Chairman and Chief Executive Officer, will retain approximately one-half of its equity in the Company. It is expected, therefore, that the Company's public shareholders will be able to sell 90% of their shares for $25 cash consideration per share.

The transaction will require approximately $900 million of financing (including fees and expenses), and is expected to be funded with approximately $225 million of cash on the Company's balance sheet, new indebtedness, and $200 million from the purchase of Convertible Preferred Stock by Boss Investment. The transactions are conditioned upon a number of items, including approval of the Company's stockholders, the receipt of satisfactory financing commitments, completion of due diligence, and all regulatory approvals. It is anticipated that the transactions will close in April 1999.

"This transaction reconfigures our balance sheet to provide value to our shareholders while placing an amount of leverage on the Company that will provide a higher return on equity for our shareholders," said Timothy Clayton, Executive Vice President and Chief Financial Officer of Building One Services. "Our historical run-rate EBITDA (earnings before interest, taxes and depreciation-amortization) of $125 million enables us to handle the projected debt service payments, and with a proposed credit facility in place,
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will provide us with sufficient capital to continue our traditional program of making strategic acquisitions for cash and stock in the future," said Mr.
Clayton.

Building One Services also announced today that it does not expect to meet IBES analyst consensus estimates of $0.42 per share for the Company's fourth quarter. The announcement of this recapitalization plan triggers the restatement and conversion of past "pooling" transactions into "purchase" transactions, leading to the immediate recognition of additional, non-deductible goodwill. In addition, the recent contemplation of this financing proposal has also forced a delay in the scheduled closing of several pending acquisitions and has restricted the Company from implementing its recently announced 2.5 million share stock repurchase program. As a result, the Company expects to announce earnings in the $0.36 to $0.38 per share range for the fourth quarter.

"Earnings per share will be impacted both in the fourth quarter and in the first two quarters of our fiscal year ending December 31, 1999 by charges associated with this pending transaction. We believe that following the consummation of the proposed transaction, annualized run rate EPS should be in the $2.00 per share range due to the reduced number of shares outstanding and including the increased debt charges resulting from the transaction," said Mr. Clayton.

Friedman, Billings, Ramsey acted as financial advisor to the Special Committee of Building One Services.

Apollo Management, L.P. is a private investment firm based in New York and Los Angeles. Since its inception in 1990, Apollo and its affiliated funds have invested over $10 billion of capital in response to the needs of its strategic partners in a broad range of industries.

Building One Services Corporation is a leader in the facilities services industry and has a corporate goal of becoming a national single-source provider of facilities services. Facility services companies provide many products and services needed for the routine operation and maintenance of a building. Building One Services currently has annualized revenues of approximately $1.2 billion and has acquired companies in the electrical, mechanical and janitorial segments of the facilities services industry.

This press release contains forward-looking statements. Such statements relate to, among others things, the transactions contemplated by the recapitalization; the accounting treatment of the recapitalization; the level of indebtedness to be incurred by the Company; the ability to finance acquisitions; the future earnings of the Company; the Company's acquisition program; stock repurchases and potential option grants. Any or all
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of our forward-looking statements in this press release or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, without limitation, the following: the risks associated with significant indebtedness, the dependence on key personnel of the Company and hourly wage and technical employees; risks related to the Company's consolidation strategy, its ability to complete acquisitions and the continuing consolidation in the industry; the ability to integrate acquisitions; risks related to acquisition financing, including potential dilution; possible significant amortization charges; exposure to downturns in commercial and industrial construction; substantial competition; and other factors affecting the Company's prospects described in the Company's most recent Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 3, 1998 and its other public filings.

BUILDING ONE SERVICES CORPORATION WILL HOLD A CONFERENCE CALL WEDNESDAY, DECEMBER 23, 1998 AT 10:00 A.M. EASTERN TIME. TO PARTICIPATE IN THE CALL FROM THE UNITED STATES, DIAL IN ON 1-800-283-1693. FOR ALL CALLERS OUTSIDE OF THE UNITED STATES, DIAL IN ON 703-736-7227. ALL CALLERS SHOULD ASK TO BE INCLUDED IN THE "BUILDING ONE SERVICES CORPORATION CONFERENCE CALL."